December 5, 2019

Bonnie Brooks
President and Chief Executive Officer
Chico's Fas, Inc.
11215 Metro Parkway
Fort Myers, FL 33966

       Re: Chico's Fas, Inc.
           Form 10-K for the Fiscal Year Ended February 2, 2019
           Filed March 19, 2019
           Form 8-K filed August 28, 2019
           File No. 001-16435

Dear Ms. Brooks:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services
cc:    David Oliver, Chief Accounting Officer